UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 6, 2016, Spirit AeroSystems Holdings, Inc. (“Spirit Holdings” or the “Company”) entered into a $1.15 billion senior unsecured Amended and Restated Credit Agreement among Spirit AeroSystems, Inc., as borrower (“Spirit” or the “Borrower”), the Company, as parent guarantor,  the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein (the “Credit Agreement”), consisting of a $650 million revolving credit facility (the “Revolver”) and a $500 million term loan A facility (the “Term Loan”).  The Credit Agreement refinances and replaces the Credit Agreement dated as of April 18, 2012, among Spirit, as borrower, the Company, as parent guarantor, the subsidiary guarantors identified therein, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein (the “Prior Credit Agreement”).

Each of the Revolver and the Term Loan matures June 4, 2021 and bears interest, at Spirit’s option, at either LIBOR plus 1.5% or a defined “base rate” plus 0.5%, subject to adjustment to between LIBOR plus 1.125% and LIBOR plus 2.0% (or between base rate plus 0.125% and base rate plus 1.0%, as applicable) based on changes to Spirit’s senior unsecured debt rating provided by Standard & Poor’s Financial Services LLC and/or Moody’s Investors Service, Inc.  The principal obligations under the Term Loan are to be repaid in equal quarterly installments of $6,250,000, with the balance due at maturity of the Term Loan.

The Credit Agreement also contains an accordion feature that provides Spirit with the option to increase the Revolver commitments and/or institute one or more additional term loans by an amount not to exceed $500 million in the aggregate, subject to the satisfaction of certain conditions and the participation of the lenders.  The Credit Agreement contains customary affirmative and negative covenants, including certain financial covenants that are tested on a quarterly basis.  Spirit’s obligations under the Credit Agreement may be accelerated upon an event of default, which includes non-payment of principal or interest, material breach of representation or warranty, material breach of covenant, cross-default to material indebtedness, material judgments, ERISA events, change in control, bankruptcy and invalidity of the guarantee of the Borrower’s obligations under the Credit Agreement made by the Company.

Spirit used the proceeds of the new Term Loan, along with approximately $1.5625 million of cash on hand, to pay off outstanding amounts under the Prior Credit Agreement.

Certain of the lenders under the Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking services to the Company and its affiliates in the past and may do so in the future. In addition, The Bank of New York Mellon, one of the lenders under the Credit Agreement, and its affiliates act as the trustee, paying agent and registrar for the Borrower’s senior notes and the investment manager for the Company’s U.S. defined benefit pension plan. Such parties received, and expect to receive, customary fees and commissions for these services.

Item 1.02. Termination of a Material Definitive Agreement

The response to Item 1.01 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: June 10, 2016	/s/ Sanjay Kapoor
Sanjay Kapoor
Senior Vice President and Chief Financial Officer